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                                 EXHIBIT 23(a)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Oxford Health Plans, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-49738, 33-70908, 333-988, 333-28109, 333-35693 and 33-94242) on Form
S-8 of Oxford Health Plans, Inc. of our report dated March 9, 1999, relating to the consolidated balance sheet of Oxford Health Plans, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive earnings (loss) and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Oxford Health Plans, Inc.

                                                               Ernst & Young LLP

Stamford, Connecticut
March 19, 1999


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